Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 23, 2012, relating to the consolidated financial statements of Scorpio Tankers Inc. and its subsidiaries, and the effectiveness of Scorpio Tankers Inc. and  its subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 20-F of Scorpio Tankers Inc. for the year ended December 31, 2011 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE LLP

London, United Kingdom

February 22, 2013